UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO

FORM S-8

REGISTRATION STATEMENT NO. 333-218206

UNDER

THE SECURITIES ACT OF 1933

Bitauto Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

New Century Hotel Office Tower, 10/F

No. 6 South Capital Stadium Road

Beijing 100044

The People’s Republic of China

(86-10) 6849-2345

(Address of principal executive office)

2016 Share Incentive Plan

(Full Title of the Plan)

Law Debenture Corporate Services Inc.

801 2nd Avenue, Suite 403

New York, New York 10017

(212) 750-6474

(for Registration Statement NO. 333-218206)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Bitauto Holdings Limited (the “Registrant”) is filing this post-effective amendment (“Post-Effective Amendment”) to the following registration statement on Form S-8 (the “Registration Statement”) to deregister all unsold securities originally registered by the Registrant pursuant to its Registration Statement No. 333-218206, filed with the Securities and Exchange Commission on May 24, 2017, with respect to a total of 2,500,000 ordinary shares of the Registrant, par value US$0.00004 per share (the “Ordinary Shares”), thereby registered for offer or sale pursuant to Registrant’s 2016 Share Incentive Plan, which was later amended and restated in March 2018.

On June 12, 2020, the Registrant, Yiche Holding Limited (“Parent”) and Yiche Mergersub Limited (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). On November 4, 2020 (“Effective Time”), pursuant to the Merger Agreement, the Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving company and a wholly owned subsidiary of Parent. Upon completion of the Merger, the Registrant became a privately-held company.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on November 12, 2020.

Bitauto Holdings Limited

By:	/s/ Xuan Zhang
Name:	Xuan Zhang
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.